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FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor) (612) 761-6735
Cathy Wright (financial media) (612) 761-6627

TARGET CORPORATION MARCH SALES
UP 16.2 PERCENT

        MINNEAPOLIS, April 11, 2002 — Target Corporation today reported that its net retail sales for the five weeks ended April 6, 2002 increased 16.2 percent to $3.721 billion from $3.203 billion for the five-week period ended April 7, 2001. Comparable-store sales increased 6.8 percent from fiscal March 2001.

"Sales for the corporation were above plan in March, due to continued strong sales momentum at Target Stores," said Bob Ulrich, chairman and chief executive officer of Target Corporation. "While our plans for 2002 had envisioned strong earnings growth in the first quarter, the exceptional sales results we are enjoying at Target Stores through nine weeks gives us confidence that we will meaningfully outperform prior EPS expectations in the quarter."

	Sales (millions)	Total Sales % Change	Comparable Stores %Change
March
Target	$3,125	20.8	9.4
Mervyn's	323	(1.9)	(2.0)
Marshall Field's	244	(6.7)	(6.7)
Other	29	13.6	na

Total	3,721	16.2	6.8
Year-to-date
Target	$5,432	20.3	9.7
Mervyn's	564	(0.0)	(0.1)
Marshall Field's	420	(4.0)	(4.0)
Other	58	28.2	na

Total	6,474	16.4	7.5

        Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. At month-end, the company operated 1,409 stores in 47 states. This included 1,081 Target stores, 264 Mervyn's stores and 64 Marshall Field's stores.

        Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company's 2000 Form 10-K.

        Comments regarding the company's sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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TARGET CORPORATION MARCH SALES UP 16.2 PERCENT